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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.       Name and Address of Reporting Person*

Balderston, III           William
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(Last)                    (First)                  (Middle)

28 Whitestone Lane
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                          (Street)

Rochester,                    New York                 14618
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  (City)                    (State)                   (Zip)
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2.       Issuer Name and Ticker or Trading Symbol

Home Properties of New York, Inc. (HME)
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3.       IRS or Social Security Number of Reporting Person(Voluntary)

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4.       Statement for Month/Year

        August, 2001
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5.       If Amendment, Date of Original (Month/Year)

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6.       Relationship of Reporting Person to Issuer
        (Check all applicable)

( X  )  Director                   (    )  10% Owner
(   )  Officer (give title below) (    )  Other (specify below)

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7.       Individual or Joint/Group Filing (Check applicable line)

        (  X  )  Form Filed by One Reporting Person

        (     )  Form Filed by More than One Reporting Person
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Table I - Non-Derivative Securities Acquired, Disposed of, or
            Beneficially Owned
================================================================


                                                     4. Securities Acquired
                                                     (A) Or Disposed of (D)
                                                     (Instr. 3, 4 and 5)
                                                     -----------------------    5.                   6.Ownership  7. Nature of
                    2.               3.                       A                 Amount of Securities  Form            Indirect
1.                  Transaction      Transaction              or                Beneficially Owned at Direct (D) or   Beneficial
Title of Security   Date             Code           Amount    D        Price    End of Month          Indirect (I)    Ownership
(Instr. 3)          (mm/dd/yy)       (Instr. 8)                                 (Instr. 3 and 4)      (Instr. 4)      (Instr. 4)
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
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                8/8/01       M            759       A      $20.50
  Par Value $.01
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Common Stock                8/8/01       S            759       D      $30.46           11,990                 D
  Par Value $.01
==================================================================================================================================

o If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v). Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

TABLE II - Derivative Securities Beneficially Owned
(e.g., puts, call, warrants, options, convertible securities)

================================================================

                                                                                                         9.        10.    11.
                                                                                                        Number    Owner  Nature
                                                                                                        of Deriv- ship   of
                  2.                              5.                                            8.      ative     Form   Indirect
                  Conver-                         Number of  6.              7. Title           Price   Secur-    of     Beneficial
                  sion or                         Derivative  Date             and Amount       of of   ities     Deriv  Owner-
                  Exercise 3.          4.         Securities  Exercisable and  Underlying       Deriv-  Benefi-   ative  Ship
                  Price     Trans-     Trans-     Acquired (A)Expiration Date  Securities       ative   cially    Secur  (Instr.
1.                of        action     action     or Disposed (Month/Day/Year) (Instr. 3        Secur-  Owned     ity      4)
Title of          Deriv-    Date       Code       of (D)      ---------------   -----------     ity     at End    Direct
Derivative        ative     (Month/    (Instr.    (Instr.3, 4 Date      Expira- Title Amount or (Instr. of        (D) or
Security          Security  Day/Year)  8)             and 5)  Exer-     tion          Number of  5)     Month     Indire-
(Instr. 3)                                       (A)      (D) cisable   Date          Shares           (Instr.4)  ct (I)

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

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Option to
  Purchase                                                                       Common
  Common Stock       $20.50   8/9/01        M             759    8/12/97 8/12/01  Stock     759          0          D
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  Purchase
  Common Stock       $22.75     *        *          *      *        *        *      *        *      *    3,500      D
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Option to
  Purchase
  Common Stock       $27.0625   *        *          *      *        *        *      *        *      *    3,500      D
-----------------------------------------------------------------------------------------------------------------------------------
Option to
  Purchase
  Common Stock       $25.6875   *        *          *      *        *        *      *        *      *    3,500      D
-----------------------------------------------------------------------------------------------------------------------------------
Option to
  Purchase
  Common Stock       $28.3125   *        *          *      *        *        *      *        *      *    2,700      D
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Option to
  Purchase
  Common Stock       $31.3750   *        *          *       *       *        *      *        *      *    4,720      D
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Option to
  Purchase
  Common Stock       $28.34     *        *          *       *       *        *      *        *      *     7,000    D
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

Explanation of Responses:

* Previously reported.

/s/ William Balderston, III        September 10, 2001
-------------------------           ----------
  ** Signature of Reporting Person       Date
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the Reporting Person pursuant to Rule 101 (b)
(4) or Regulation S-T.